BRF S.A.
Publicly-Held Company of Authorized Capital
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240

CALL NOTICE
EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

The Shareholders of BRF S.A. (“Company”) are invited to meet at the Extraordinary General Shareholders’ Meeting to be held on November 5, 2018, at 11:00 a.m. (“General Meeting”), at the Company head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, Santa Catarina State, in order to discuss the following agenda:

(i)	To resolve on the following amendments to the Company Bylaws, as detailed in the draft presented with review marks in the Management Proposal disclosed to the market on October 4, 2018:

a)

To adjust the Company’s Bylaws to the new Regulation of the Novo Mercado, which entered into force as of January 02, 2018, by means (I) of the amendments to article 1, paragraphs 1 and 2; to article 16, item iv; to article 19, paragraph 2; to article 20, caput and paragraph 1; to article 23, item xxii; to article 24, paragraph 1; to article 30, paragraph 2; to article 33, paragraphs 3 and 7; to article 39, caput and paragraph 1; to current article 41, paragraph one; to current article 42, caput; to current article 49, caput; and to current article 51; (II) of the insertion of the new item vi to article 16; of new paragraphs 2, 3 and 4 to article 20; of new item xxxvii to article 23; of new paragraph 2 to article 24, of new item vii to article 25; of new paragraphs 3 and 4 to article 39; and of new articles 42, 43 and 44; and (III) of the exclusion of item v from article 16; of item xxi from article 23; of paragraphs 2 and 3 from article 39; of current articles 40, 41, 44, 45, 46, 47 and 48;

b)

To adjust certain provisions of the Company Bylaws pursuant to the recommendations of the Brazilian Code of Corporate Governance - CBGC, with (I) the inclusion of paragraph 5 to article 20; of paragraph 8 to article 21; of new items ii, xx, xxiii and xxiv to article 23; and (II) the amendment to the current items i and xxi, of article 23; to new item xxxviii of new in article 23; item vii to be inserted in article 25; and to paragraphs 3 and 11 of article 33;

c)

To review the financial competence of the Board of Directors and of the Board of Officers of the Company, by means (I) of the amendment to article 23, current items xvi, xxiv, xxvii, xxviii, xxix, xxx, xxxii, xxxiii, xxxvi and xxxvii; and to article 25, item iv; and (II) of the exclusion of paragraphs 1 and 2 of article 23; and of current items vii and viii of article 25;

d)

To adjust the wording of the caput of article 32, in connection with the composition of the Audit Committee to allow a better understanding of the provision regarding the obligation to have, at least, one (1) external member at the aforementioned Committee not belonging to the Board of Directors and to emphasize that none of its members shall belong to the Board of Officers of the Company, as well as to amend the name of such committee from Audit Committee to “Audit and Integrity Committee”, with the adjustment to the current item viii, of article 23; to Chapter VI title; to article 32; and to article 33, caput and paragraphs 1 to 12; and

e)

To execute other wording adjustments, with (I) the amendment to article 3, sole paragraph; to article 13, paragraph 2; to the current article 20, paragraph 6; to article 23, current items ii, iii, vii, xvii, xxii, xxiii, xxiv, xxvii, xxviii, xxxiv, xxxvi and xxxvii; to article 24, caput and current paragraphs 3 and 4; to article 25, item i; to article 26, current items i, ii, iii and iv; to article 28, items i to iii; to article 29, paragraphs 3 and 4; to article 31, paragraph 2; to article 33, caput and paragraph 3; to current article 43, caput and paragraph 2, 5, 6 and 11; to current article 49, sole paragraph; to current article 51, caput; (II) the exclusion of current item vii of article 23 and of the current paragraph 2 of article 24, as well as adjustments of numbering and of cross references of the statutory provisions, as applicable.

(ii)	to consolidate the Company Bylaws in order to reflect the approved amendments.

* * *

PHYSICAL PRESENCE

Shareholders. As stated in article 15 of the Bylaws, the Company requests that the shareholders who intend to take part to the Meeting, personally or by means of proxy, that forward a certified copy of the documents listed below (dismissed the certification of the ones available at CVM´s website) until October 31, 2018, date that precedes by five (5) days the scheduled date for the Meeting, to Avenida das Nações Unidas, 8501, 1º andar, Pinheiros, Zip Code 05425-000, São Paulo – SP, to attention to the Corporate Governance department,:

Individual Shareholders:

  Identification document with photo; and
  Statement containing information regarding the respective shareholding stake, issued by the custodian institution.

Corporate Shareholders:

  Latest version of the Bylaws or consolidated articles of association and the corporate documentation granting representation authority (e.g. minutes of the election of managers);
  Identification document of the legal representative(s) with photo;
  Statement containing information regarding the respective shareholding stake, issued by the custodian institution;
  In case of Investment Funds: (i) the latest consolidated regulations of the fund; (ii) bylaws or articles of incorporation of the administrator or manager, as the case may be, and the fund voting policy and corporate documents that evidence the representation authority (minutes of the election of officers, term(s) of office and/or power of attorney); and (iii) identification document with photo of the legal representative(s) of the fund administrator or manager.

Shareholders represented by Power of Attorney:

  Besides the documents referred to above, a notarized power of attorney which must have been granted within less than 1 (one) year to any attorney-in-fact who is a shareholder, manager of the Company, lawyer or financial institution, with the Investment Funds administrator responsible for representing all joint owners, as stated in the §1 of article 126 of Law nº 6.404/1976. Corporate shareholders may be represented by power-of-attorney established according to their bylaws/articles of association, not being mandatory that the legal representative be a shareholder, manager of the Company, lawyer or a financial institution;
  Identification document with photo of the attorney-in-fact;
  If the shareholders so desire, they may use of attorneys- in-fact made available by the Company to vote on matters in the agenda of the General Meeting, as stated in the Public Request of Power of Attorney presented by the Company, in the form foreseen in article 22 and following CVM Instruction Nº 481/2009. The documents related to the Public Request of Proxies, including the draft of the power of attorney to be granted by the respective shareholder, shall be disclosed by the Company on the Investor Relations website (http://ri.brf-global.com , in the item Governança Corporativa) and in the websites of Comissão de Valores Mobiliários (www.cvm.gov.br), of B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br) and of Securities and Exchange Commission (www.sec.gov).

Foreign Shareholders:

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must be accompanied by a certified translation, not being necessary its notarization or legalization.

Holders of American Depository Shares – ADS:

The holders of ADSs will be represented by The Bank of New York Mellon, in its capacity as a depository institution pursuant to the terms of the Deposit Agreement entered into by BRF.

PARTICIPATION BY DISTANCE VOTE

As stated in articles 21-A and pursuant to CVM Instruction nº 481/2009, the Company shareholders may cast their votes from distance, as from the date hereof, on the matters set forth in the agenda of the Meeting by completing and sending the form (“Distance Voting Form”) presented in Attachment 2 of the Shareholders´ Manual.

To do so, the Distance Voting Form shall:

  be made available to be printed and completed in advance in topic “Governança Corporativa” of the Company Investor Relations website (http://ri.brf-global.com), as well as in the website of the Brazilian Securities and Exchange Commission –CVM; and
  be received by the Company Governance Department within a period of 7 (seven) days before the date of the Meeting, i.e. by October 29, 2018 (inclusive).

Any Distance Voting Form received after such date will not be valid and will be disregarded.

The Company shareholders interested having access to the information or asking questions about the above-mentioned material shall contact the Company Investor Relations or the Corporate Governance areas, by telephone at +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com.

All the documents related to the Meeting, including further detailed information on the items on the agenda may be found in the Shareholders´ Manual, which is available to shareholders at the following websites: http://ri.brf-global.com, www.bmfbovespa.com.br and www.cvm.gov.br.

São Paulo (SP), October 4, 2018.

Pedro Pullen Parente
Chairman of the Board of Directors